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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

                         [COOLEY GODWARD LLP LETTERHEAD]




October 15, 1996


BroadVision, Inc.
333 Distel Circle
Los Altos, CA  94022

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Broad Vision, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 4,672,258 shares of the Company's Common Stock, $.0001 par value, (the "Shares") pursuant to its Equity Incentive Plan and 1996 Employee Stock Purchase Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

KLG:wp

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